Exhibit 10.01

MODIFICATION AND EXTENSION TO AMENDED PARTICIPATION AGREEMENT
(Turnkey Drilling, Re Entry, and Multiple Wells)

This Modification and Extension to Amended Participation Agreement dated March 26, 2014. is in accordance with Exhibit “B” of an Asset Purchase Agreement attached hereto on Exhibit “A”, made and entered into as of January 21, 2014, the Effective Date (“Effective Date”), by and among Shale Corp., a corporation organized under the laws of the Province of Ontario in Canada with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2V1(the “Company”), and the Investor acting as Mondial Ventures, Inc., along with approvals from Success Oil Co., Inc., its Operator and Partner, EGPI Firecreek, Inc. via its wholly owned subsidiary Energy Producers, Inc., Partner, and TWL Investments, aLLC, investing participants, herewith amend, modify and extend the following provision to the January 21, 2014 Amended Participation Agreement:

Section II. paragraph one shall be modified and extended to read:

II.
Consideration

Participants shall deliver to Operator Participant’s share of the Turnkey Cost to Casing Point for drilling of the first Prospect Well, and the first Program initiated from successful financing will be for the Ellenburger Prospect Well formation at approximately 8,300 foot depth, as provided for in this Agreement and listed as follows in this section II 1) below within a reasonable time after the execution and effective date of this Agreement not to exceed six (6) months ending June 30, 2014, unless mutually extended by all parties to this Agreement in writing to be attached hereto, In addition, if the Turnkey Costs are delivered for the first Prospect Well listed in II. 1) below, the parties agree to extend timing for agreed participation up to two years but no less than one year. A draft for formal terms will be then delivered by participant 1 in coordination with Success for acceptance by the parties.

Agreed this 26th day of March, 2014 by the undersigned:

Mondial Ventures, Inc.	Success Oil Co., Inc.	TWL Investments, a LLC
/s/Dennis R Alexander	/s/Jeru M. Morgan	/s/Larry W. Trapp
President and CEO	President and CEO	Managing Director

Energy Producers, Inc., a wholly owned Subsidiary of EGPI Firecreek, Inc

/s/Dennis R Alexander
Dennis R. Alexander
President and CEO

EXHIBIT “A”

ASSET PURCHASE AGREEMENT made and entered into as of January 21, 2014, the Effective Date ("Effective Date"), by and among Shale Corp. a private corporation organized under the laws of the Ontario with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2Vl (the "Company"), and Mondial Ventures Inc, a public company listed on the OTCQB, organized under the laws of Nevada with its principal place of business located at 6564 Smoke Tree Lane, Paradise Valley, Arizona 85253 the investor (the "Vendor").

LISTED ON THE FOLLOWING PAGES,
PLEASE SEE EXHIBIT “B”
AMENDED PARTICIPATION AGREEMENT,
(Turnkey Drilling, Re Entry, and Multiple Wells)
 ]

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT made and entered into as of January 21, 2014, the Effective Date ("Effective Date"), by and among Shale Corp. a private corporation organized under the laws of the Ontario with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2Vl (the "Company"), and Mondial Ventures Inc, a public company listed on the OTCQB, organized under the laws of Nevada with its principal place of business located at 6564 Smoke Tree Lane, Paradise Valley, Arizona 85253 the investor (the "Vendor").

RECITALS

WHEREAS, the Company and the Vendor are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act");

WHEREAS, the Company desires to authorize, issue and sell common shares in the capital of the Company (the "Common Shares") to  the Vendor, and  the Vendor desires to transfer the Purchased Assets to the Company as partial consideration for the Common Shares all on the terms and subject to the conditions herein set forth; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Assignment and Bill of Sale (the "Assignment and Bill of Sale Agreement") pursuant to which the Vendor agrees to sell to the Company oil and gas interests for the J.B. Tubb Leasehold Estate listed as described in the Assignment and Bill of Sale attached on Exhibit "A" hereto including the existing Operating Agreement attached and listed on an Annex 1 to Exhibit "A"; a full assignment and transfer of Vendor position, as amended in i) Participation Agreement for (Turnkey Drilling, Re Entry, and Multiple Wells, with all extensions and amendments) attached on Exhibit "B" hereto, iii) Definitive Short Form Agreement between Mondial Energy Producers, Inc., a wholly owned subsidiary of EGPI Firecreek, Inc., for Evaluation and Potential Acquisition, subject to lease extensions, acceptable curative remedies and availability for up to 100% Oil and Gas Working Interests, Callahan, Stephens, and Shakelford Counties, Texas attached on Exhibit "C" hereto (collectively, the "Purchased Assets").

WHEREAS, the Company has entered into a letter of intent (the "LOI") to combine its business with 0922327 BC Limited ("Pubco"), a reporting issuer to be listed on the Canadian National Stock Exchange ("CDNX") after completion of this transaction contemplated by this Agreement and acquisition of the Purchased Assets, resulting in a total of 71,000,000 shares of Pubco being outstanding.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

2.	PURCHASE AND SALE OF PURCHASED ASSETS

2.1.
Purchased Assets. Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Company the Purchased Asset free and clear of all encumbrances and the Company covenants and agrees to purchase from the Vendor the Purchased Assets.

2.2.	Purchase Price. The purchase price payable by the Purchaser to the Vendor shall be US$1,282,430 (the "Purchase Price").

2.3.	Payment of Purchase Price. The Purchase Price shall be paid and satisfied by:

(a)	concurrently with the execution of this Agreement, the Company will pay to the Vendor by certified check, bank draft or other means of immediately available funds, the sum of US$45,000;

(b)	the issuance to the Vendor, on the Closing Date, of 47,000,000 fully paid and non-assessable Common Shares; and

(c)	the Company will also assume, on the Closing Date, the Assumed Liabilities pursuant to an assumption agreement in form and substance acceptable to the Company and the Vendor, each acting reasonably.

3.	CLOSING

3.1.
The Closing.  The closing of the purchase and sale of the Purchased Assets shall take place at 5 p.m. (Phoenix time) on or before January 31, 2014 (the "Closing"). The date and time on which the Closing occurs shall be referred to as the "Closing Date". On the Closing Date, the Company shall deliver to the Vendor a certificate representing the number of Common Shares set out in Section 1.3(b), which Common Shares shall be registered in the Vendor's name, or as otherwise designated by the Vendor, and the Purchaser shall deliver the assumption agreement as set out in Section 1.3(c).

3.2.
Management. On or before Closing, the Company will have appointed Mr. Dennis R Alexander to the position of President and CEO and Director of the Company. Mr. Dennis R Alexander will then appoint a CFO and other Board member as he deems necessary.

3.3.
Financing. On or before Closing, the Company will have completed an initial private placement of $125,000 to be generated for initial startup capital for its operations. Furthermore, the Vendor will grant the Company an option on a farm in agreement with regards to drilling of one or more wells on the South Forty (40) acres of the J. B. Tubb Lease, Ward County, Texas and the Company will use its best efforts to raise a minimum of $2,000,000 for capital expenditure and for example such planned development of the J.B. Tubb leasehold interests, initially drilling and development of an Ellenburger well at approximately 8,300' foot depth. For this when financing is achieved, Vendor agree it will cause the Company to receive a 75% Working Interest and 56.25% Net Revenue Interest in the Ellenburger well contemplated for drilling.

4.	REPRESENTATIONS AND WARRANTIES BY THE COMPANY

4.1.
Representations and Warranties by the Company. As a material inducement to the Vendor to enter into this Agreement, with the understanding that the Vendor will be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to the Vendor that, except with respect to the Company as set forth in the Disclosure Schedule attached hereto and prepared and delivered by the Company to the Vendor on the date hereof (the "Disclosure Schedule"), or with respect to Subco, the Disclosure Documents, the statements contained in this Section 3 are true and correct. The Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Section 3.

4.2.
Organization, Qualification and Power. The Company is a corporation  duly  organized,  validly  existing  and  in  good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority, and all governmental licenses,  governmental  authorizations,  governmental  consents  and governmental  approvals,  required  to carry on its business as now conducted and to own, lease and operate the assets and properties of the Company as now owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation  and  is in  good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by the Company or the nature of the business  conducted by the Company requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a Material Adverse Effect (as defined herein) on the Company. The Company has heretofore delivered to the Vendors complete and accurate copies of its Articles of Incorporation and By-Laws, as currently in effect.  The Company has previously delivered to the Vendor a complete and accurate list of all jurisdictions in which the Company is qualified or licensed to do business as of the date hereof.

4.3.
Authorization; Enforcement. The Company has full power and authority to enter into this Agreement, any and all agreements referenced herein or therein, and all agreements and documents related to the foregoing (collectively, the "Transaction Documents") and to carry out the transactions contemplated in the Transaction Documents. The Board of Directors of the Company and the Company's stockholders have taken all action required by law, the Company's charter documents and otherwise to duly and validly authorize and approve the execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated in the Transaction Documents and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.4.
Capitalization of the Company. As of the date hereof, the authorized capital stock of the Company consists of: (i) an unlimited number of Common Shares, of no par value, of which 24,000,000 Common Shares are issued and outstanding, and 47,000,000 Common Shares are to be issued under this Agreement. No Common Shares are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. No Common Shares are reserved for issuance pursuant to the Company's stock option plan and, no Common Shares are reserved for issuance pursuant to securities. All outstanding Common Shares are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable. No Common Shares are subject to preemptive rights or any other similar rights of the investors of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. As of the date of this Agreement, (i) there are no outstanding options, warrants, script, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any Common Shares, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under Applicable Securities Laws and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Common Shares contemplated by Section l.3(b).

4.5.
Non-Contravention. To the best of its knowledge and belief, neither the execution, delivery and performance by the Company of the Transaction Documents nor the consummation of the transactions contemplated therein will (i) contravene or conflict with the charter documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law (as defined herein) binding upon or applicable to the Company or any of the Company's assets, (iii) result in the creation or imposition of any Lien (as defined herein) on any of the Company's assets, other than Permitted Liens (as defined herein), (iv) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any material note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Company is a party, or by which any of its properties or assets may be bound, or (v) to the knowledge of the Company, disrupt or impair any business relationship with any material supplier, customer, distributor, sales representative or employee of the Company. Neither the Company nor its subsidiaries is in violation of any term of or in default under its charter documents or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any Applicable Law, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

4.6.
Consents  and  Approvals .  No consent,  approval, order or authorization  of or from, or registration,  notification,  declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents"), any Person, including, without limitation, any Governmental Authority (as defined herein), is required in connection with the execution, delivery or performance of the Transaction Documents by the Company or the consummation  by the Company of the transactions contemplated therein. To the knowledge of the Company, there are no facts relating to the identity or circumstances of the Company that would prevent or materially delay obtaining any of the Consents other than a majority Consent which shall be obtained by or at closing of the contemplated transaction.

4.7.	Financial Statements; Undisclosed Liabilities.

(a)
The Company was incorporated on January 20, 2014, and has not been involved in any activity other than its organization, and entering into the LOI and this Agreement. To the best of the Company's knowledge and belief, all accounts, books and ledgers related to the business of the Company are properly and accurately kept, are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company have any of its material records, systems, controls, data, or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and there from) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

(b)
To the best of the Company's knowledge and belief, the Company does not have any Liabilities (as defined herein) of any nature, other than Liabilities incurred in the Ordinary Course of Business (as defined herein) since its incorporation and Liabilities arising in connection with the LOI, this Agreement  and the transactions contemplated herein.

4.8.	Assets and Properties. The Company has no assets, other than the LOI and this Agreement.

4.9.
Compliance with  Applicable  Laws.  The Company  has not violated  or infringed, nor  is it in violation  or infringement  of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities. The Company, and its officers, directors, agents and employees, have complied with all Applicable Laws. No claims have been filed against the Company alleging a violation of any Applicable Law.

4.10.
Permits. To the best of its knowledge and belief, the Company has conducted its business in compliance with all material terms and conditions of all licenses, permits, quotas, authorizations, registrations and other approvals that are necessary to the operation of, or relate solely to, the Company's business (collectively, the "Permits"). Each Permit is valid and in full force and effect and none of the Permits will be terminated, revoked, modified or become terminable or impaired in any respect for any reason, except as would not have a Material Adverse Effect.

4.11.
Receivables. The Company does not have any accounts receivable, other than receivables missing from the transactions contemplated by the LOI and this Agreement, and those arising after the date thereof, and such receivables that have arisen from bona fide transactions in the Company's Ordinary Course of Business, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms.

4.12.
Litigation. To the best of its knowledge and belief, there are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority nor any investigations or reviews by any Governmental Authority against or affecting the Company, pending or, to the Company's knowledge, threatened, against or by the Company or any of its assets or which seek to enjoin or rescind the transactions contemplated by this Agreement; or (b) existing orders, judgments or decrees of any Governmental Authority naming the Company as an affected party or otherwise affecting any of the assets or the business of the Company.

4.13.
Tax Matters. The Company has, or will have prior to Closing, to the best of its knowledge and belief (a) properly completed and filed all tax returns (federal, provincial, state, county, local and other) relating to all excise, payroll, real estate, capital stock, intangible, value-added, income, sales, use, service, employment, property and, without limitation of the foregoing, all other taxes of every kind and nature which the Company is required to file in connection with its business prior to the Closing Date (i.e., the due date for such tax return being on or before the Closing Date) and for which the non-payment of, or failure to file, could result in a Lien on any of the Company's assets, or result in the Vendors becoming liable or responsible therefore, and (b) paid in full all Taxes (as defined herein), interest, penalties, assessments or deficiencies shown to be due to any taxing authority on such returns. The Company is not currently the beneficiary of any extension of time within which to file any such return. The Company is not a party to any pending or, to the knowledge of the Company, any threatened action or proceeding against the Company for the assessment or collection of Taxes by any Governmental Authority, and there is no basis for any such action or proceeding.  There are no audits pending with respect to any liabilities for Taxes of the Company.

4.14.	Intentionally Omitted

4.15.	Intentionally Omitted.

4.16.
Employee Benefit Plans. The Company does not have any liability arising directly or indirectly under Section 412 of the Code, or Section 302 of Title IV of ERISA. The Company does not have any liability arising directly or indirectly to or with respect to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. The Company does not have any liability arising under the Consolidated Omnibus Reconciliation Act of 1985, as amended, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Nothing has occurred or failed to occur with respect to any the Company Pension Plan that could result in any liability to the Vendors.

4.17.
Disclosure. To the best of its knowledge and belief, no representation or warranty by the Company in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by the Company to the Vendor, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact that has not been disclosed to the Vendor which has or could reasonably be expected to have a Material Adverse Effect.

4.18.
Investigation by the Vendors. Notwithstanding anything to the contrary in this Agreement, (i) no investigation by the Vendors shall affect the representations and warranties of the Company under any of the Transaction Document or contained in any other writing to be furnished to the Vendors in connection with the transactions contemplated there under, and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Vendors knew or should have known that any of the same is or might be inaccurate in any respect.

4.19.
Environmental Laws. The Company is (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) are in compliance with all terms and conditions of any such Permit, license or approval.

4.20.	Intentionally Omitted.

4.21.
Regulatory Permits. The Company possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

4.22.
Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23.
Disclosure Documents: Financial Statements. Since the date hereof, Pubco, to the best of its knowledge and belief of the Company, has filed reports, schedules, forms, statements and other documents required to be filed by it in accordance with Applicable Laws (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "Disclosure Documents").

4.24.
The Disclosure Documents, to the best of the Company's knowledge and belief, do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

4.25.
Acknowledgment Regarding Vendor's  Purchase  of the Common Shares. The Company  acknowledges  and agrees that the Vendor is acting solely in the capacity of an arm's-length company with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Vendor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Vendor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Vendors' receipt of the Common Shares. The Company further represents to the Vendor that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

4.26.
No General Solicitation. None of the Company, or its Affiliates (as defined herein), nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Common Shares.

4.27.
No Integrated Offering. None of the Company, or its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Common Shares under the Securities Act of the United States or other foreign jurisdiction, or cause this offering of the Common Shares to be integrated with prior offerings by the Company for purposes of the Securities Act of the United States or other regulatory body in a foreign jurisdiction.

4.28.
Certain Transactions. Except for arm's-length transactions pursuant to which the Company makes payments  in  the Ordinary Course of Business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the Disclosure Documents, none of the officers, directors, or employees of the Company, its subsidiaries or Affiliates is presently a party to any transaction with the Company, its Affiliates (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.29.
Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties, including but not limited to, current or former investors of the Company, its Affiliates, underwriters, brokers, agents or other third parties.

4.30.
No Material Adverse Breaches, etc.  To the best of its knowledge  and belief, none of the Company, or its Affiliates is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect on the business, properties, operations, financial condition, results of operations or prospects of the Company. To the best of its knowledge and belief, none of the Company, or its Affiliates is in breach of any contract or agreement which breach, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect on the business, properties, operations, financial condition, results of operations or prospects of the Company.

4.31 .	No Subsidiaries. The Company has no subsidiaries.

4.	REPRESENTATIONS OF THE INVESTOR

4.1.	Representations of the Vendor. The Vendor represents to the Company that:

4.2.
Restrictions on Resale. The Vendor understands that the Common Shares issued to the Vendor in accordance with Section 1.3(b) by the Company will be considered Restricted and the Vendor must bear the economic risk of dilution or loss entirely of its investment.

4.3.
Opinion Letter. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Shares as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person or entity in whose name the certificate of Common Shares is to be registered shall be treated as a investor ofrecord on and after the Issuance Date.

4.4.
Location of Principal Office, Qualification as an Accredited Vendor, etc.  The state in which  the Vendor's  principal office (or domicile, if the Vendor is an individual) is located is the state set forth in the Vendor's address on Schedule 1. The Vendor by execution of this Agreement hereby represents that he, she or it qualifies as an "accredited investor" for purposes of Regulation D promulgated under the Securities Act. The Vendor (i) is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, and bear the loss of its entire investment in the Series D Stock, and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement. If other than an individual, the Vendor also represents it has not been organized solely for the purpose of acquiring the Common Shares.

4.5.
Acts and Proceedings. The Vendor has full power and authority to enter into and perform under the Transaction Documents in accordance with their respective terms. The Transaction Documents have been duly authorized by all necessary action on the part of the Vendor, has been duly executed and delivered by the Vendor, and is a valid and binding agreement of the Vendor and enforceable against the Vendor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the remedy of specific enforcement and other equitable remedies.

4.6.
Exculpation Among Vendors.  The Vendor acknowledges that in making the decision to invest in the Company, the Vendor is not relying on any other Vendor or upon any person, firm or company, other than the Company and its officers, employees and/or directors. The Vendor agrees that none of any of the other Vendor, nor their partners, employees, officers or controlling persons, shall be liable for any actions taken by the Vendor, or omitted to be taken by the Vendor, in connection with such investment.

4.7.
Disclosure of Information. The Vendor represents that the Company has made available to the Vendor at a reasonable time prior to the execution of the Transaction Documents the opportunity to ask questions and receive answers from the Company's management concerning the Company's business, management and financial affairs, the terms and conditions of the offering of the Common Shares and to obtain any additional information (that the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information  furnished to such Vendor. Vendor further represents that it, except as otherwise provided by law, is entering into the Transaction Documents and is acquiring the Common Shares without any representation or warranty, express or implied, by the Company or any of its officers, directors, employees or affiliated, except as expressly set forth in this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Company in the Transaction Documents or the right of the Vendors to rely thereon.

4.8.
No Brokers or Finders. No person, firm or corporation has or will have, as a result of any contractual undertaking by the Vendor, any right, interest or valid claim against the Vendor or the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by the Transaction Documents. The Vendor will indemnify and hold the Company harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable.

4.9.
No Governmental Review.   The Vendor understands that no United States federal or state agency or any other government or governmental agency, or foreign government or governmental agency, has passed on or made any recommendation or endorsement of the Common Shares, or the fairness or suitability of the investment in the Common Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

4.10.
Receipt of Documents. The Vendor  and its counsel has received  and read in their  entirety: (i) the Transaction  Documents and each representation, warranty and covenant set forth therein; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions the Vendor submitted to the Company regarding an investment in the Company; and the Vendor has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

4.11.
Due Formation of Corporate and Other Vendors. The Vendors is a corporation that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Common Shares and is not prohibited from doing so.

4.12.
No Legal Advice From the Company. The Vendor acknowledges, that it had the opportunity to review the Transaction Documents and the transactions contemplated thereby with his or its own legal counsel and investment and tax advisors. The Vendor is relying solely on such counsel and advisors and not on any statements or representations of the Company, its Affiliates or any of their respective representatives or agents for legal, tax or investment advice  with respect to this investment, the transactions contemplated by the Transaction Documents or the securities laws of any jurisdiction.

4.13.	Assets and Properties.

(a)
Except as previously disclosed, the Vendor has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, the Purchased Assets, including, but not limited to, all of the machinery, equipment, terminals,  computers, vehicles, and all other assets and properties (real, personal or mixed, tangible or intangible). The Investor holds title to each such property and asset free and clear of all Liens, except Permitted Liens, and is in sole possession of, and has sole control of, its material  assets.

(b)
Except as previously disclosed, the material equipment comprising a part of the Purchased Assets owned by the Vendor has been properly maintained and is in good operating condition and repair and is adequate for the uses for which they are currently being put by the Vendor, normal wear and tear excepted. To the knowledge of the Vendor, no such asset is in need of maintenance or repair, except for routine maintenance and repairs that are in the ordinary course.

(c)	Except as previously disclosed, the Vendor owns or has the right to use all material property, real or personal, tangible or intangible, which is necessary for the operation of the Purchased Assets.

4.14.
Permits. To the best of its knowledge and belief, the Vendor has conducted its business in compliance with all material terms and conditions of all Permits. Each Permit is valid and in full force and effect and none of the Permits will be terminated, revoked, modified or become terminable or impaired in any respect for any reason, except as would not have a Material Adverse Effect.

4.15.
Environmental Laws. The Vendor is (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to Environmental Laws, (ii) have received all Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) are in compliance  with all terms and conditions of any such Permit, license or approval.

5.	COVENANTS

5.1.	Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 8 and 9 hereof.

5.2.	Intentionally Ommitted .

5.3.	Registration of Shares. As outlined in the Certificate of Designation.

5.4.
Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and subject to the limitations in Section I, reserved for the purpose of issuance, such number of shares of Common Shares as shall be necessary to effect the issuance of the Common Shares.

5.5.
Listings or Quotation. If not already done prior to the Closing, the Company shall promptly apply and secure the listing or quotation of the Common Shares on the CDNX. The Company shall use its best efforts to maintain, so long as any other shares of Common Shares shall be so listed, such listing of all Conversion Shares from time-to-time issuable under the terms of this Agreement.

5.6.
Fees and Expenses. Each of the Company and the  Vendors shall pay all costs and expenses incurred by such  party in connection with the negotiation, investigation, preparation, execution and delivery of the Transaction Documents.

5.7.	Intentionally Ommitted.

5.8.	Intentionally Ommitted.

5.9.
Transfer Agent. The Company covenants and agrees that, in the event that  the  Company's  agency relationship  with  the transfer agent should be terminated for any reason after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent agree to be bound by the terms of any transfer agent instructions issued by the Company and in place as of the date hereof.

5.10.	Intentionally Ommitted.

6.	CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL

6.1.
Conditions to the Company's Obligation To Sell. The obligation of the Company hereunder to issue and sell the Common Shares to the Vendors at the Closing(s) is subject to the satisfaction, at or before the Closing Date(s), of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

6.2.	Each Vendor shall have executed the Transaction Documents and delivered them to the Company.

6.3.
The representations and warranties of the Vendors shall be true and correct in all material respects as of the date when made and as of the Closing Date(s) as though made at that time (except for representations and warranties  that  speak  as  of a specific date), and the Vendors shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied  or  complied  with  by  the Vendors at or prior to the Closing Date(s).

6.4.	No events of default have occurred under the transaction documents.

6.5.
The Assignment and Bill of Sale attached on Exhibit "A" hereto has been recorded or delivered by an attorney satisfactory to the Company, and specifically for the purpose of recording in the appropriate County or Counties in the State of Texas, the referenced oil and gas assets and interests for recording in the name of the Company's name "Shale Corp."

7.	CONDITIONS TO THE INVESTOR'S OBLIGATION TO PURCHASE

7.1.
Conditions To The Vendor's Obligation To Purchase. The obligation of the Vendors sell the Purchased Assets at the Closing(s) is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Vendors' sole benefit and may be waived by the Vendors at any time in their sole discretion:

7.2.	The Company shall have executed the Transaction Documents and delivered the same to the Vendors.

7.3.	The Common Shares shall be authorized for quotation on the CDNX once listed and approved for trading.

7.4.	Intentionally omitted .

7.5.
To the best knowledge of the Company, the representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 hereof, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Document to be performed, satisfied or complied with by the Company at or prior to the Closing Date. If requested by the Vendor, the Vendor shall have received a certificate, executed by the CEO or President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Vendor.

7.6.
The Company shall have delivered or subscribed for delivery in a method satisfactory to the Vendors the Common Shares in the respective amounts set forth opposite each Vendors name on Schedule 1 attached hereto.

7.7.	The Company shall have delivered to the Vendors a certificate of good standing.

7.8.	The Company shall have reserved out of its authorized and unissued Common Shares, solely for the purpose of effecting the issuance of shares of Common Shares.

7.9.	No Events of Default shall have occurred under the Transaction Documents.

8.	INDEMNIFICATION

8.1.
In consideration of the Vendor's execution and delivery of this Agreement and acquiring the Common Shares, and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Vendors and each other holder of the Common Shares, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by the Transaction Documents) (collectively, the "Vendor Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Vendor Indemnity is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Vendor Indemnities or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated thereby, or (c) any cause of action, suit or claim brought or made against such Indemnity and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other instrument, document or agreement executed pursuant thereto by any of the parties thereto, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Shares or the status of the Vendor or holder of the Common Shares. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

8.2.
In consideration of the Company's execution and delivery of the Transaction Documents, and in addition to all of the Vendor's other obligations under the Transaction Documents, the Vendor shall defend, protect, indemnify and hold harmless the Company and all of its  officers, directors, employees and agents (including,  without limitation,  those retained in connection with the transactions contemplated by the Transaction Documents) (collectively, the "Company Indemnities") from and against any and all Indemnified Liabilities incurred by the Indemnities or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Vendors in the Transaction Documents, instrument or document contemplated thereby or executed by the Vendor, (b) any breach of any covenant, agreement or obligation of the Vendors contained in the Transaction Documents or any other certificate, instrument or document contemplated thereby or executed by the Vendor, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other instrument, document or agreement executed pursuant thereto by any of the parties thereto. To the extent that the foregoing undertaking by each Vendor may be unenforceable for any reason, each Vendor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

9.	DEFINITIONS

9.1.	Definitions . The following terms, as used herein, have the following meanings:

9.2.
"Affiliate" means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. " Control  " or " controls " for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

9.3.	"Agreement" has the meaning set forth in the Introduction.

9.4.
"Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

9.5.	"Articles of Incorporation" means the Company's Articles of Incorporation as filed with the Nevada Secretary of State, as may be amended from time to time.

9.6.
"Disclosure Docu ments" means all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by the Vendor or Pubco, as applicable, to the public and filed pursuant to Applicable Laws.

9.7.	"Closing Date" has the meaning set forth in Section 3 hereof.

9.8.	"Closing" has the meaning set forth in Section 3 hereof.

9.9.	"Code" means the Internal Revenue Code of 1986, as amended, and the regulations or other binding pronouncements promulgated thereunder.

9.10.	"Common Shares" has the meaning set forth in Section 1 hereof.

9.11.	"Company" has the meaning set forth in the Introduction.

9.12.
"Compensation Plan" means  any material benefit  or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each bonus, incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each current or deferred compensation agreement, arrangement or policy, (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, and (viii) each agreement, arrangement or plan that provides for the payment of compensation to any person who provides services to the Company and who is not an employee, former employee, director or former director of the Company.

9.13.	"Consent" or "Consents" have the meanings set forth in Section 4.5 hereof.

9.14.
"Contracts" means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company is a party on the Closing Date, including the Scheduled  Contracts.

9.15.	"Conversion Shares" has the meaning set forth in Section 1 hereof.

9.16.
"Disclosure Documents" means all publicly available press releases, material change reports, annual information  forms, information circulars, financial statements and other documents that have been disclosed by Pubco to the public and filed pursuant to applicable Securities Laws or otherwise posted on SEDAR.

9.17.	"Disclosure Schedule" has the meaning set forth in Section 3.1 hereof.

9.18.	"Effective Date" has the meaning set forth in Section 6.3 hereof.

9.19.	"Employee Benefit Plan" means all Pension Plans, Welfare Plans and Compensation Plans.

9.20.
"ERISA Affiliate"  means any "person," within  the meaning of  Section 7701(a)(l) of the Code, that together with the Company is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 400l(b)(I)  of ERISA.

9.21.	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

9.22.	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

9.23.	"Filing Date" has the meaning set forth in Section 6.3 hereof.

9.24.	"GAAP" means generally accepted accounting principles in the United States, consistently applied.

9.25.
"Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

9.26.
"Intellectual Property" means all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights used in or necessary to the conduct of the business of the Company, but excluding third-party off-the-shelf computer programs.

9.27.	"Vendors" has the meaning set forth in the Introduction.

9.28.	"Latest Balance Sheet" has the meaning set forth in Section 4.6(a) hereof.

9.29.	"Latest Financial Statements" has the meaning set forth in Section 4.6(a) hereof.

9.30.
"Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable, whether or not the same is required to be accrued on the financial statements or is disclosed on the Disclosure Schedule.

9.31.
"Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim or charge of any kind in respect of such asset.

9.32.
"Material Adverse Effect" means, with respect to the Company, an individual or cumulative adverse change in or effect on its business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties, liabilities or prospects (financial or otherwise) that (i) is reasonably expected to be materially adverse to its business, properties, working capital condition (financial or otherwise), assets, liabilities or prospects (financial or otherwise); or (ii) would prevent it from consummating the transactions contemplated hereby.

9.33.	"Material Customers" has the meaning set forth in Section 4.17 hereof.

9.34.
"Ordinary Course of Business" means any action taken by the Company that is (i) consistent with its past practices and is taken in the ordinary course of its normal day-to-day operations, and (ii) not required to be specifically authorized by its Board of Directors.

9.35.	"Penalty Date" has the meaning set forth in Section 6.3 hereof.

9.36.
"Pension Plan" means an "employee pension benefit plan" as such term is defined in Sections 3(2) or 3(3) of ERISA and all other material employee benefit arrangements or programs relating to the Company's business,  including, without  limitation, any such arrangements or programs providing severance pay, sick leave, vacation pay, salary continuation for  disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance and life insurance, sponsored or maintained by the Company or any Affiliate of the Company or to which the Company or any Affiliate of the Company is obligated to contribute thereunder on behalf of any current or former employee who performed services with respect to the Company's business.

9.37.	"Permits" has the meaning set forth in Section 4.9 hereof.

9.38.
"Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iii) other Liens set forth on the Disclosure Schedule; provided, however, that, with respect to each of clauses (i) through (iii), to the extent that any such Lien on that arose prior to the date of the Latest Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all such Liabilities have been fully accrued or otherwise reflected on the Latest Balance Sheet. Notwithstanding the foregoing, no Lien arising under the Code or ERlSA with respect to the operation, termination, restoration or funding of any Employee Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERlSA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Employee Benefit Plan shall be a Permitted Lien.

9.39.	"Person" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

9.40.
"Plan Affiliate" means, with respect to any Person, any Employee Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Employee Benefit Plan, any Person sponsoring, maintaining or contributing to such plan or arrangement.

9.41.	"Preferred Stock" has the meaning set forth in Section 1 hereof.

9.42.	"Purchase Commitment" has the meaning set forth in Section 2 hereof.

9.43.	"Scheduled Contracts" has the meaning set forth in Section 4.12 hereof.

9.44.	"Securities Act" means the Securities Act of 1933, as amended.

9.45.	"Security Agreement" has the meaning set forth in the Recitals.

9.46.	"Tax Retu rn" means all returns, declarations, reports, estimates, forms, information returns and statements or other information required to be filed with respect to any Tax.

9.47.
"Tax" or "Taxes" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax. The term Tax shall also include any Liability of the Company for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law), as a transferee or successor by contract or otherwise.

9.48.	"Transaction Documents" has the meaning set forth in Section 4.2 hereof.

9.49.	"Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4 of ERISA).

10.	MISCELLANEOUS

10.1.
Waivers, Amendments and Approvals. In each case in which approval of the Vendors is required by the terms of this Agreement, such requirement shall be satisfied by a vote or the written action of the Vendors. With the written consent of the Vendors, the obligations of the Company under this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) and with the written approval of the Vendors, the Company may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall amend the terms of the shares of the Series D Stock as set forth in the Articles of lncorporation (any such amendment to the terms of the shares of Series D Stock shall require the vote of the holders of shares of Series D Stock called for by the Articles of Incorporation).

10.2.
Written Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in Section I I. I hereof.

10.3.
Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party or parties to be notified at such address or addresses as such party or parties may designate by one of the indicated means ofnotice herein to the other party or parties hereto.

10.4.
Survival of Representations, Warranties,  Etc. All representations, warranties, covenants and agreements contained herein, including the indemnification obligations set forth in Section 9 hereof, shall survive after the execution and delivery of this Agreement or such certificate or document, as the case may be, for a period of two (2) years.

10.5.
Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall  it  be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; n9r shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.6.
Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise  of anyone remedy  shall not preclude the exercise of any other.

10.7.
Attorney Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorney fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorney fees. No sum for attorney fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorney fees.

10.8.
Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter  hereof  and  thereof  and supersede all prior and contemporaneous agreements or understandings,  inducements  or  conditions,  express  or  implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.9.
Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.10.
Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and assigns of the parties hereto, including the holder(s) from time-to-time of any of the Series D Stock. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.11.
Governing Law. The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the State of Nevada in the United States of America, without respect to the conflict of laws.

10.12.
Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13.
Publicity. The Company and the Vendors shall have the right to approve, before issuance any press release  or any other public statement with respect to the transactions contemplated hereby made by any party; provided,  however,  that  the Company shall be entitled, without the prior approval of the Vendors, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Vendors in connection with any such press release or other public disclosure prior to its release and Vendors shall be provided with a copy thereof upon release thereof).

10.14.
Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.15.
No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.16.	Headings . The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.17.
Disputes Under Stock Purchase Agreement. All disputes arising under this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada in the United States of America, without regard to principles of conflict of laws. The parties to this Agreement shall submit all disputes arising under this Agreement to arbitration in Las Vegas, Nevada before a single arbitrator of the American Arbitration Association (the “AAA").  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Nevada. No party hereto will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in herein, fully adjudicates the dispute.

IN WITNESS WHEREOF, the parties hereto have caused this Common Shares Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

THE COMPANY:

SHALE CORP.

Per: /s/ Chris Irwin
Name: Chris Irwin
Its: President

THE INVESTOR

MONDIAL VENTURES, INC.

Per: /s/ Dennis R. Alexander
Name: Dennis R. Alexander
Its: CEO

SCHEDULE 1

List of Investors, Signatures and Purchase Commitments

Name	Signature	Address/Facsimile Number of Investor	Purchase Commitment ($)	Purchase Commitment (# Shares)

MONDIAL VENTURES, INC., a Nevada corporation	/s/Dennis R Alexander ___________________ Dennis R. Alexander, President, CEO, Director	Dennis R Alexander c/o Mondial Ventures, Inc. 6564 Smoke Tree Lane Paradise Valley, Arizona 85253 Tel: 480-948-6581 Fax: 480-443-1403	$1,282,400 less $400,000 debt assumption	[47,000,000]

UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

Approved by the Board of Directors via unanimous consent, and acting pursuant to Sections 78.315 and 78.375 of the Nevada Revised Statues, further waiving herewith all notice of time, place and purposes of a meeting of the Board of Directors of the Corporation, hereby have given consent and agree and confirmed to the adoption of the hereinlisted Agreement and its Terms by the Secretary of Mondial Ventures, Inc., to be effective the 21st Day of January, 2014.

/s/Joanne M. Sylvanus
By: Joanne M. Sylvanus
Its: Director, CFO, Treas, Scty

/s/Dennis R Alexander
By: Dennis R Alexander
Its: Director, Chairman

EXHIBIT “A”

ASSIGNMENT AND BILL OF SALE

To A

STOCK PURCHASE AGREEMENT made and entered into as of January 21st, 2014, the Effective Date (“Effective Date”), by and among Shale Corp, a private corporation organized under the laws of the Province of Ontario in Canada with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2V1 (the “Company”), and the investor listed on  Schedule 1  attached hereto.

[ATTACHED ON THE NEXT PAGE(S) WHEN COMPLETED]

ASSIGNMENT AND BILL OF SALE

(This Assignment and Bill of Sale shall supersede all other recorded Assignments previously filed)

THIS ASSIGNMENT AND BILL OF SALE, effective as of 7:00 am January 1, 2014 is by and between Mondial Ventures, Inc. whose address is 6564 Smoke Tree Lane, Paradise Valley, Arizona 85253 ("Assignor"), and Shale Corp, a private corporation organized under the laws of the Province of Ontario Canada with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2V1 ( "Assignee").

For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor shall sell, transfer, convey, assign and deliver to Assignee, and Assignee shall purchase from Assignor, and save and except those acceptable liens and encumbrances listed on Exhibit "C", free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts, charges, hypothecations, or monetary encumbrances whatsoever other than those for which an adjustment to the selling price has or shall be made, or adverse claims, title defects or restrictions (each, a "Lien ") Assignor's right, title and interest in and to the well(s) located on, and at all depths from surface to at least 8500' feet (in the North forty (40) acres only), and the leasehold estate of, the J. B. Tubb lease, as described in Exhibit "A" attached hereto, Ward County, Texas (the "Tubb Lease"), consisting of no less than a 50% of One-Hundred percent (100%) working interest with a corresponding 37.5.5% net revenue interest, along with all lease equipment, tanks and all other equipment, appurtenances, fixtures and property of every kind and character, movable or immovable, now and in the future used in connection with operating the well(s): ALL of Assignor's proportionate rights and obligations existing under all contracts and agreements, including but not limited to, operating agreements, unitization agreements, pooling agreements, declarations of pooling or unitization, farmout agreements, assignments, tax partnerships, disposal agreements, injection  agreements, gas sales contracts, gas processing contracts, and Paragraph 5 of that certain Assignment of April 9, 1992 from Amoco Production Company to Desert States Energy, Inc. Assignee has the  proportionate  duty  to plug abandoned wells on said lease when required by law. A copy of all agreements described herein have been previously delivered by the Assignor to the Assignee; and,

Fifty percent (50%) of One-Hundred percent (100%) working interest with corresponding 37.5.5% TO HAVE AND TO HOLD unto the assignee, its successors and assigns forever, all of Assignor's rights, title, and interest in the Fifty percent (50%) working interest (37.5% net revenue interest) herein conveyed in the Highland Production Company (Crawar) #2 well-bore; with depth of ownership 4700' to 4900' ft. in well-bore, and, 3800' to 4000'in well bore, and;

The Highland Production Company (Crawar) #2 well-bore, API No. 42-475-33611, located on the J.B. Tubb Lease in W Y2 of the NW Yi of Sec. 18, Block B-20, Public School Lands, Ward County, Texas at 1787 FNL and 853 FWL being on the South Forty (40) acres of the J. B. Tubb Lease, Ward County, Texas.

The purchase price paid for the Tubb Lease shall be reduced by that portion of any and all liabilities of, or Liens of attached to or associated with the Tubb Lease or its Operator that would have been the responsibility of the Assignor had the transactions herein contemplated not have taken place as determined on the closing date or shall thereafter become known to Assignee that were incurred prior to the effective date.  Further, the Assignor agrees to deliver to Assignee all documents, if any, evidencing the release of any and all liabilities and Liens on the Tubb Lease.

Assignor's proportionate rights, title and interest of every kind free and clear of all Liens in and to oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, to the extent produced from the well(s) and leasehold interest (all of the above being herein called (the "Property"), to have and to hold its proportionate share unto Assignee, its successors and assigns forever.

Equipment List

The following is the current & present equipment list that the assignee will acquire 50% ownership rights, on the J.B. Tubb property: 2 (Two) 500 barrels metal tanks, l(One) 500 barrel cement salt water tank- (open top), 1 (One) heater treater/oil & gas separator, all flow lines, on the north forty acres, well-heads, 2 (two) christmas tree valve systems on well-heads, Model 320D Pumpjack Serial No. E98371M/456604, One (1) Fiberglass lined heater-treater,  One (1) Test pot, Tubing string Rods and down hole pump, 3 (Three) well heads, three wells (well-bores).

Well No.

Tubb Well #18-1 Crawar Well No.#1 Crawar Well No.#2

API No.

API 42-475-34136-0000

API 42-475-33523

API 42-475-33611

EXCEPT AS PROVIDED HEREIN ASSIGNOR MAKES NO EXPRESSED OR IMPLIED WARRANTIES OR REPRESENTATIONS AS TO THE QUALITY, MERCHANTABILITY, OR FITNESS OF THE PROPERTY FOR ASSIGNEE'S INTENDED USE OR FOR ANY USE WHATSOEVER AS ASSIGNEE ACCEPTS THE PROPERTIES "AS IS", "WHERE IS", "WITH ALL FAULTS", IN PRESENT CONDITION, STATEOF REPAIR OR PRODUCTION. Exhibit "A"

Attached to and made part of that certain Assignment and Bill of Sale between Mondial Ventures, Inc., ASSIGNOR, and Shale Corp., ASSIGNEE.

J.B. TUBB "18-1'', being the Wl/2 of the NWI/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing Forty (North 40) acres only. Rights being assigned to area highlighted in yellow upper half of the left corner of section 18.

Exhibit "B"

Attached to and made part of that certain Assignment and Bill of Sale between Mondial Ventures, Inc., ASSIGNOR, and Shale Corp., ASSIGNEE.

TO HAVE AND TO HOLD unto Shale Corp., all of Mondial Ventures, Inc.'s right, title, and interest in the Fifty percent (50%) working interest (37.5% net royalty interest) herein conveyed in the following described well-bore; with depth of ownership 4700' to 4900' ft., and 3800' to 4000' (of the South forty (40) acres only):

The Highland Production Company (Crawar) #2 well-bore, API No.42-475-33611, located on the J.B. Tubb Lease in W ¥2 of the NW 1/4 of Sec. 18, Block B-20, Public School Lands, Ward County, Texas at 1787 FNL and 853 FWL being on the South Forty (40) acres of the J. B. Tubb Lease, Ward County, Texas.

Mondial Ventures, Inc.

/s/Dennis R Alexander
Dennis R Alexander, President

STATE OF ARIZONA }

COUNTY OF MARICOPA}

This instrument was acknowledged before me on the   day of  , 2014 by Dennis Alexander, the CEO of

Mondial Ventures, Inc.

NOTARY PUBLIC, State of Arizona

EXHIBIT "C"

     Attached to and made part of that certain Assignment and Bill of Sale between Mondial Ventures, Inc., ASSIGNOR, and Shale Corp., ASSIGNEE.

List of Acceptable Liens and Encumbrances

l. Assumption of an aggregate total of four thousand dollar ($400,000) debt comprised of the following amounts:

i) Assumption of $301,273.05 pro rata portion with identical terms as of the date of even, of an Agreement effective as of July l, 2012 by and between EGPI Firecreek, Inc., a Nevada corporation, having a mailing address at 6564 Smoke Tee Lane, Scottsdale, Arizona 85253 and its wholly owned subsidiary Energy Producers Inc., also a Nevada corporation having a mailing address at 6564 Smoke Tree Lane, Scottsdale, Arizona 85253, and TWL Investments aLLC, an Arizona limited liability company, having a mailing address of 21190 W. Sage Hill Road, Buckeye Arizona 85396, each a “Party” and collectively (the "Parties").

ii) Assumption of $98,726.95 pro rata portion with identical terms as of the date of even, of an Agreement effective as of December 31, 2013 by and between EGPI Firecreek, Inc., a Nevada corporation, having a mailing address at 6564 Smoke Tee Lane, Scottsdale, Arizona 85253 and its wholly owned subsidiary Energy Producers Inc., also a Nevada corporation having a mailing address at 6564 Smoke Tree Lane, Scottsdale, Arizona 85253, and Mr. Thomas J. Richards, an individual, having a mailing address of 2454 E. Huber, Mesa Arizona 85213, each a “Party” and collectively (the "Parties").

This instrument binds the parties and their successors and assigns.

ASSIGNOR:
/s/Dennis R Alexander
DENNIS R ALEXANDER,
PRESIDENT -CEO
MONDIAL VENTURES, INC.

STATE OF ARIZONA }

COUNTY OF MARICOPA }

The foregoing instrument was acknowledged before me on this date,
________________________________, by DENNIS R ALEXANDER President and CEO of Mondial Ventures, Inc.

Notary Public, State of Arizona

ANNEX A1 to EXHIBIT “A”

OPERATING AGREEMENT FOR J.B. TUBB LEASEHOLD ESTATE

[TO BE ATTACHED ON THE FOLLOWING PAGES WHEN COMPLETED]

EXHIBIT “B”

AMENDED PARTICIPATION AGREEMENT
(Turnkey Drilling, Re Entry, and Multiple Wells)

In accordance with a STOCK PURCHASE AGREEMENT made and entered into as of January 21, 2014, the Effective Date (“Effective Date”), by and among Shale Corp., a private corporation organized under the laws of the Province of Ontario in Canada with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2V1(the “Company”), and the investor listed on  Schedule 1  attached hereto (who shall execute this Agreement, collectively referred to as the “Parties”), Investor, acting as Mondial Ventures, Inc., along with approvals from Success Oil Co., Inc., its Operator and Partner, EGPI Firecreek, Inc. via its wholly owned subsidiary Energy Producers, Inc., Partner, and TWL Investments, aLLC, investing participants, herewith amend and assign the following Participation Agreement, along with all revisions, extensions, modifications and amendments, to the Company.

Agreed this 21st day of January, 2014 by the undersigned:

Mondial Ventures, Inc.	Success Oil Co., Inc.	TWL Investments, aLLC

/s/Dennis R Alexander	/s/Jeru M. Morgan	Larry W. Trapp
Dennis R Alexander	Jeru M. Morgan	Larry W. Trapp
President and CEO	President and CEO	Managing Director

Energy Producers, Inc., a wholly owned

Subsidiary of EGPI Firecreek, Inc.

Dennis R. Alexander

Dennis R. Alexander

President and CEO

[CONTINUED ON NEXT PAGE – INTENTIONALLY LEFT BLANK]

AMENDED PARTICIPATION AGREEMENT
(Turnkey Drilling, Re Entry, and Multiple Wells)

This Amended Participation Agreement (the “Agreement”) is made and entered into as of January 21, 20114, and effective as of January 1, 2014, (the “Effective Date”), between Success Oil Co. (the “Operator” or “Success Oil”) and the Party or Parties whose names and addresses are set out on the signature page to this Agreement (sometimes referred to collectively as (the “Participants”), and/or individually as Energy Producers, Inc. (“Participant 1” or “Energy Producers”), and Shale Corp., a private corporation(“Participant 2” or “Shale Corp”).

Operator is the owner of the leasehold interest in the oil and gas leases (the “Leases”), described in Exhibit “A” to this Agreement, in Ward County, Texas.

Participants desire to acquire an undivided interest in a portion of the Leases, in the manner provided for in this Agreement, and desires to enter into this Agreement for the purposes of joining Operator in the exploration of and development of the Leases.

For valuable consideration, and the covenants, conditions, and agreements set out in the Agreement, Operator and each Participant agree as follows:

I. Definitions

When used in this Agreement, the following terms shall mean:

Acreage Cost:  Shall mean an amount paid to Operator by Participants representing Participant’s share of the cost charged by Operator for acquiring Leases on the lands comprising the Proration Units on which Prospect Wells will be drilled.  These costs do not include any costs for acreage that may be assessed or charged for lands on which Subsequent Wells may be drilled.

Gross Working Interest:  Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% on which Participant shall pay (his/her/its) share of operating expenses.

Leases:  Shall mean the oil, gas and mineral lease or leases, described in Exhibit “A,” by reference to their recording in the records of the Ward County Courthouse of Ward County, Texas, covering those lands described in Exhibit “A.”

Net Revenue Interest:  Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% on which Participant shall receive income attributable to Participant’s Gross Working Interest, for proceeds from the sale of oil and/or gas from wells.  A Participant’s Net Revenue Interest shall have deducted from it, its proportionate part of all royalty, overriding royalty, and other interests burdening the Leases and provided for in this Participation Agreement.

Non-Operator:  Shall mean a Participant.

Objective Depth:  Shall mean a depth adequate to test the Ellenburger formation anticipated to be encountered at the 8,400’ foot depth, Waddel formation anticipated at the 7,700-7,900’foot depth, and the Wolfcamp formation anticipated to be encountered at approximately the 6,200’ foot depth.

Operating Agreement:  Shall mean that form of Operating Agreement attached to this Agreement as Exhibit “B,” naming Success Oil Co. as Operator, together with the Operating Agreement’s accompanying accounting procedures and exhibits.

Operator:  Shall mean: Responsible for paying from production expenses incurred through the operation of producing properties and overall day to day supervision, and report to state, and federal legal authorities (Railroad Commission of Texas, E.P.A.), and responsible for all compliance of environmental issues prescribed by law.

Participant:  Shall mean each and every Party to this Participation Agreement other than Operator.

Payout:  Shall mean that point in time in which Participant has received, out of net proceeds (after severance and/or any other applicable taxes) to the Participant’s Net Revenue Interest, from the sale of oil and/or gas, an amount equal to all Acreage Costs, Turnkey Cost to Casing Point, Turnkey Completion Costs, and operating costs attributable to a Participant’s Gross Working Interest in the Prospect Wells.  Payout shall not be calculated on a well-by-well basis, but the cost and revenue allocable to all Prospect Wells shall be considered in computing Payout.

Proration Unit:  As to Prospect Wells, shall mean J.B. Tubb South forty acres only (40) acres surrounding each well, the J.B. Tubb (South 40) acres to be as nearly in the form of a square as is practical; however, the shape is to be determined by Survey Map, and Operator in its sole discretion, giving due regard to Participant’s interest in the Prospect Well and the owners of the remainder of the leased lands on which the Proration Unit is located.  In any event, the Proration Unit shall be of a configuration so as to be in compliance with all spacing rules and orders established for the field in which the Wells are located.

Prospect Wells:  Shall mean the proposed initial drilling and development program for the Ellenburger formation to 8,400’ foot depth, followed by drilling and development in the Waddel formation to 7,700-7,900’foot depth, and thereafter the Wolfcamp formation at approximately 6,200’ foot depth, and under the terms of this Agreement on the Leases, an adequate depths to evaluate/test the Objective Depth for each formation.

Subsequent Wells:  Shall mean any and all wells drilled or recompleted after completion of the (3) Prospect Wells, on the Leases, at locations outside the Proration Units surrounding each Prospect Well.

Turnkey Completion Costs:  Shall mean an amount paid to Operator by Participant representing Participant’s total share of the cost to run/set production casing, and completely equip, through the tanks or pipeline connection, each Prospect Well.

Turnkey Cost to Casing Point:  Shall mean an amount paid Operator, by Participant, representing Participant’s total share of the cost to drill to total depth and test the Prospect Wells.

II.  Consideration

Participants shall deliver to Operator Participant’s share of the Turnkey Cost to Casing Point for drilling of the first Prospect Well as provided for in this Agreement and listed as follows in this section II 1) below within a reasonable time after the execution and effective date of this Agreement not to exceed three (3) months, unless mutually extended by all parties to this Agreement in writing to be attached hereto, In addition, if the Turnkey Costs are delivered for the first Prospect Well listed in II. 1) below, the parties agree to extend timing for agreed participation up to two years but no less than one year. A draft for formal terms will be then delivered by participant 1 in coordination with Success for acceptance by the parties.

1)
Participant II agrees to provide $1.6 million on a best efforts basis for Capital Expenditures (CAPEX) development fund for drilling an Ellenburger Prospect Well on the South 40 acreage to 8,300’ foot depth on a turnkey basis with Success Oil as Operator and Co-Owner, through completion of the well to the tanks. Shale Corp. will receive 75%Working Interests and corresponding 56.5% Net Revenue Interests until payout, and thereafter upon payout will receive 50% Working interest and corresponding 37.5% Net Revenue Interests and Participant 1 will then receive 25% Working Interest and corresponding 18.75% Net Reveune Interest. On this first Prospect Well the Operator and Participants agree that the Success Oil shall receive a free carried interest in this well, with Operator, receiving a third for quarter interest otherwise described as a 25% Working Interest (WI) and corresponding 18.75% Net Revenue Interest (NRI),..

2)
If requested / elected by Participant 1 in writing transmitted by email, fax, U.S. Mail, Federal Express, or other method of delivery, Participant 1and Participant 11 additionally agrees it will have the opportunity on a best efforts basis only, to provide, based upon an AFE to be provided by Success, up to 3.0 million drilling and development costs on the second and third Prospect Wells to the Waddell and Wolfcamp formations to be drilled on the South 40 acreage of the J.B. Tubb Leasehold Estate on the following basis: Success Oil will have a 25% Working Interest (WI) and corresponding 18.75% Net Revenue Interest (NRI). Success Oil agrees that it will complete the wells to the tanks, or plug and abandon if not successful. Regarding the second and third Prospect Wells proposed for drilling and development, Participant 1 and Participant 11 agree they will participate in their share of the costs, each paying up to 37.5% WI, with Success Oil also then participating for 25% WI.  (see Section VIII, Additional Development).

III.  Prospect Wells For Re Entry

Subject to examination and approval of title, on or before April 1, 2014, the anticipated commencement period, Operator shall use its best efforts to commence or cause to be commenced the actual drilling operations of one or more of the Prospect Wells at locations on the lands covered by the Leases described in Exhibit “A,” which locations are to be selected by Operator, in its sole and absolute discretion, and to then complete each of the Prospect Well or Wells in a prudent manner, without unreasonable delay, in accordance with field practices prevailing in the area where the Leases are located, to the Objective Depth and Formation.  After each Well has reached Objective Depth and Formation, Operator, in its sole discretion, shall make such attempts to complete each Well or Well(s), as would be made by a reasonable and prudent Operator, pursuant to practices prevailing in the area and for the Objective Depth.

The Turnkey Cost to Casing Point, and beyond to full production status, paid by Participant to Operator, is in payment of Participant’s share of the costs to Drill and Complete each Prospect Well to casing point and thereafter to full production status. Upon reaching formation entry objective a decision will be made, at the sole discretion of Operator, to test and complete each Prospect Well.  Upon each Well having reached Objective Depth and formation entry, Operator shall notify each Participant of its election to test and to complete each Prospect/Re Entry Well to bring on full production, or of Operator’s election to plug and abandon any Prospect Well.  If the first two wells drilled become dry holes, the Operator, Participant 1, and Participant 2 to this Agreement may elect to cancel further drilling and development for this Turnkey Participation Agreement, without penalty or further cost.

IV.  Assignments

Prior to the re-completion or drilling and completion of the Prospect Wells, Operator shall deliver an Assignment to each Participant who has elected to and has paid its share of all costs in each Prospect Well completed as a producer of oil and/or gas, such Assignment to be delivered subject to the terms of this Agreement, the Operating Agreement and burdens existing on the Leases, which Assignment shall be in the form attached to this Agreement as Exhibit “C”.  Operator shall deliver Participant an Assignment including each of the Leases as to the lands comprising the Proration Unit surrounding each of the Prospect Wells drilled and completed in which Participant is entitled to an Assignment.

The Assignment from Operator to Participant shall be of Participant’s before payout Gross Working Interest and Net Revenue Interest as identified on the signature page to this Agreement and shall be specifically subject to the “after payout” interest of Operator, as providing for in this Agreement.

V.  Reports to Participants

At all times while Operator is engaged in drilling the Prospect Wells in which Participant has elected to participate, Operator shall furnish to each Participant a (Daily/Weekly) written report summarizing drilling activities and results relating to the Prospect Well or Wells in which Participant is participating, and Operator is then engaged in drilling, completing and/or testing.  Each report shall contain sufficient information to apprise Participant of the activities in which Operator is then engaged.  Operator agrees to furnish Participant such other information as Participant may reasonably require.

VI.  Operating Agreement

All portions of Leases and the interests assigned to Participant shall be subject to this Agreement and the Operating Agreement.  In the event of any conflict between the terms of the Operating Agreement and the terms of this Agreement, the terms of this Agreement shall control as between Operator and Participant.  The terms of the Operating Agreement shall govern all subsequent activities on the Lease as they relate to the interests assigned to or to be owned by Participant.

VII.  Participants Payment of Operating Expenses

On any well drilled under the terms of this Agreement and in which Participant receives an Assignment from Operator for an undivided interest, Participant agrees that Operator may elect to receive 100% of the income attributable to Participants interest in each producing well, directly from the purchaser of production, and account to each Participant for its share of the income after deducting all operating expenses, taxes, and other charges attributable to or assessed against Participant’s interest; that is, Operator may receive Participants share of income, deduct Participant’s share of operating expenses and other costs and make settlement with Participant on a “net” basis.  To the extent necessary to give effect to the provisions of this paragraph, Participant appoints and designates Operator, as its Agent and Attorney-in-Fact for the purposes of executing Division Orders, and authorizing delivery of Participant’s share of income directly to Operator.

VIII.  Additional Development

As part consideration for entering into and acquiring rights under the terms of this Agreement, with legal description Operator grants Participant the right, if then available and not otherwise taken, (on the same, or other negotiated terms that are not lesser than the terms of this Agreement), to participate in any additional wells (“Subsequent Wells”) which Operator may elect to drill or re-complete on the South 40 Leases described herewith as the J.B. TUBB "18-1", being the Wl/2 of the NW1/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing Forty (South 40) acres only more or less  (see also Exhibit “A”, Section B, Description of Lands hereto for further reference).

At any time after the Prospect Well or Wells have been drilled and completed or plugged and abandoned, as the case may be, upon mutual election by Operator and Participants to drill an additional Subsequent Well or Wells on the South 40 Leases described herein this section, any additional drilling/re-entry activity to take place on the Leases, as proposed by Operator, subsequent of wells, shall not be subject to the payout provisions provided for in this Agreement, shall not be drilled under the terms of turnkey arrangements, unless the same shall be proposed by Operator to Participant.  Operator, other than described herein section II. 1) shall not maintain a “carried interest” in Subsequent Wells and each Participant shall pay and be responsible for their proportionate share of any and all costs, to the extent of their after payout interests, for the drilling of the Subsequent Wells.

For development selection regarding Subsequent Wells, the following formations, not all inclusive, are available for consideration in the South 40 acreage. Glorietta, Upper Clearfork, Tubbs, Lower Clearfork, Witchita Albany, Detrital Zone, Devonian, Fusselman.

IX.  Relationship of the Parties

Neither this Agreement or the Operating Agreement entered into by Operator and Participant is intended to create, nor shall the same be construed as creating a mining partnership, commercial partnership, or any other partnership or joint venture relationship.  Rather, it is the intent and purpose of this Agreement to create a relationship which is limited to the exploration, development, and extraction of oil and/or gas for division in kind, or for sale for the account of the Participant’s to this Agreement, individually, and in which the liability of each of the Participant’s shall be several and not joint or collective.  If, for Federal Income Tax purposes, this Agreement and the operations are regarded as a partnership, each Participant hereby affected elects to be excluded from the application from all of the provisions of Sub-Chapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code, and the regulations promulgated thereunder.  Operator is authorizes and directed to execute on behalf of each Participant, any evidence of this election as may be required.

X.  Notices

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing or verbally, by mutual consent, provided that written notice shall follow any verbal notice within twenty-four (24) hours, and shall be considered as properly given or made when forwarded to the other Party at the address set out on the signature page of this Agreement.

Any Participant or Operator may change its address by giving notice in writing stating the new address to the other party, and on the 10th day following delivery of the notice.  The new address shall be the applicable address for all notices or other communications required or permitted by this Agreement.

XI.  Miscellaneous

A.  This Agreement embodies the entire understanding and agreement between the Participant and Operator and supersedes any and all prior understandings and agreements, verbal or written, if any, between them regarding the Leases and matters that are the subject of this Agreement.

B.  The titles to the Sections of this Agreement are used only for convenience purposes only and shall have no affect on the construction or interpretation of any part of this Agreement.

C.  The rights and obligations created by this Agreement shall be governed by and interpreted under the laws of the State of Nevada, without regard to any conflicts of law considerations.

XII.  Rights Run with the Land and Survival of Representatives

This Agreement shall constitute a real right and covenant running with the lands it covers and shall be binding on and inure to the benefit of the Parties and their respective heirs, successors and assigns.  Covenants, obligations, representations, and conditions of this Agreement shall survive the close of this transaction and the delivery of Assignments to Participant, by Operator.

XIII.  Time is of the Essence

Time is of the essence with respect to all matters governed by the terms of this Agreement and the Operating Agreement.

XIV.  Effective Date to Engage Drilling and Exploration

The effective date of this Agreement to Engage Drilling and Exploration shall be that date on which Operator has received notice of the election to participate by an adequate number of Participants to engage in the drilling and exploration activities provided for in this Agreement, and the Participants have executed a counterpart of this Agreement, and delivered the cash payments to Operator as provided for in this Agreement.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same Agreement as of the specified effective date.

Operator
/s/Jeru Morgan
By: Jeru Morgan
Title: President

Names: Success Oil Co.
Address: 8306 Wilshire Bl. #566, Beverly Hills, ca. 90211
Phone Number: 818-249-4040, 818-974-9623, 800-451-9865
Fax Number: 310-861-0228

Participant 1
/s/Dennis Alexander
By: Dennis Alexander
Title: Chief Executive Officer

Names: Energy Producers, Inc., a wholly owned subsidiary of
EGPI Firecreek, Inc.
Address: 6564 Smoke Tree Lane, Scottsdale, AZ. 85253
Phone Number: 480-948-9266, 480-948-6581, 602-326-7371
Fax Number: 623-321-1914

Participant’s Interest:

Before Payout:

Prospect Well 1 (see Section II. 1.)

Gross Working Interest: N/A until payout
Net Revenue Interest:    N/A until payout

After Payout:

Prospect Well 1 (see Section II. 1.)

Gross Working Interest: 25.0%
Net Revenue Interest:    18.125%

Prospect Well 2 and 3 (see Section II. 2.)

Before Payout

Participant’s Interest:

Before Payout:

Prospect Well 1 (see Section II. 1.)

Gross Working Interest: N/A until payout
Net Revenue Interest:    N/A until payout

After Payout:

Prospect Well 1 (see Section II. 1.)

Gross Working Interest: 25.0%
Net Revenue Interest:    18.75%

Prospect Well 2 and 3 (see Section II. 2.)

Before Payout

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125.125%

After Payout: Prospect Well 2 and 3 (see Section II. 1.)

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

Participant 2
/s/
By:
Title: Director

Names: Shale Corp.

Address: 365 Bay St, Suite 400, Toronto On, M5H 2V1
Phone Number:
Fax Number:

Participant’s Interest:

Before Payout: Prospect Well 1 (see Section II. 1.)

Gross Working Interest: 75%
Net Revenue Interest: 56.25%

After Payout: Prospect Well 1 (see Section II. 1.)

Gross Working Interest: 50.0%
Net Revenue Interest: 37.5%

Participant’s Interest:

Before Payout: Prospect Well 2 and 3 (see Section II. 2.)

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

After Payout: Prospect Well 2 and 3 (see Section II. 2.)

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

EXHIBIT A

TO

PARTICIPATION AGREEMENT

Description of Oil and Gas Leases and the Lands They Cover.

A.

Description of Leases.

(Include the date, names of Lessor and Lessee, recording reference for each Lease, and the lands covered by each Lease.  If the Agreement does not cover all the lands or depths that are covered by a Lease, the description of lands covered by the Lease should be limited to the lands and depths included in the Agreement by prefacing the description with the phrase:  “Limited to and only insofar as this Lease Covers,” or a similar phrase.)

B.

Description of Lands.

(Describe the lands that are subject to the Agreement, which are covered by the Leases described in A above.) J.B. TUBB "18-1", being the Wl/2 of the NW1/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing Forty (South 40) acres only more or less.

EXHIBIT B

TO

PARTICIPATION AGREEMENT

OPERATING AGREEMENT

This Exhibit is the Operating Agreement entered into by the Operator and Participants to the Participation Agreement, and all exhibits to the Operating Agreement.

While a Participant’s signing the Participation Agreement with Operating Agreement attached as an Exhibit, should be adequate to deem the Participant subject to the terms of the Operating Agreement, it is recommended that the Operating Agreement signature page be completed and all Participants sign the Operating Agreement as well as the Participation Agreement.

The Operating Agreement attached to the Participation Agreement should be completed, with all amendments, additions, and Exhibits, as it will be the Agreement governing operations of wells after all commitments provided for in the Participation Agreement are completed.

EXHIBIT C

TO

PARTICIPATION AGREEMENT

ASSIGNMENT

State: Texas

County: Ward

Assignor:  Success Oil Co., 8306 Wilshire Blvd. #566, Beverly Hills, Ca. 90211

Assignee:  Firecreek Petroleum Inc, 6564 Smoke Tree Lane, Scottsdale, AZ. 85253

Effective Date: 3-1-12

Assignor and Assignee named above have entered into a Participation Agreement (the “Agreement”) by which Assignee agreed to acquire an undivided interest from Assignor in oil and gas leases located in the county and state named above.

Assignee has fulfilled its obligations under the terms of that Agreement and is entitled to receive an Assignment from Assignor.

For the consideration provided for in the Agreement and subject to all of the terms, conditions, the provisions of that Agreement, and the Joint Operating Agreement (“JOA”) entered into by Assignee, naming Assignor as Operator, Assignor, assigns, sells and conveys to Assignee the undivided interest set out below in the oil and gas leases (the “Leases”), insofar as the Leases cover those specific lands (the “Lands”) which Leases and Lands are described in Exhibit “A” to this Assignment.

The interest assigned to Assignee is:

Before Payout:	Gross working Interest 75%
Net Revenue Interest 56.25%

After Payout:	Gross Working Interest 75%
Net Revenue Interest 56.25%

This Assignment shall also be deemed a Bill of Sale to Assignee of a like undivided interest in all equipment and fixtures, in, on, and used in connection with the well located on the Lands described in Exhibit “A.”

The event of Payout which results in a change in Assignee’s undivided interest in the Leases and Lands is described in the Agreement.  As evidence of when Payout occurs, Assignor may file a Notice in the records of the county where the Leases and Lands are located, stating the effective date of Payout, at which time, Assignee’s interest shall be reduced to the “After Payout” interest stated above.

The Assignment is delivered by Assignor to Assignee with warranty of title by, through and under Assignor, but not otherwise, and subject to the terms of the Agreement and JOA to which Assignor and Assignee are parties.

Assignor

Exhibit A:  Description of Leases and Lands that are the subject of this Assignment.

EXHIBIT “C”

ASSIGNMENT OF OIL AND GAS PURCHASE AND DEVELOPMENT AGREEMENT

In accordance with a STOCK PURCHASE AGREEMENT made and entered into as of January 21 , 2014, the Effective Date (“Effective Date”), by and among Shale Corp., a private corporation organized under the laws of the Province of Ontario in Canada with its principal place of business located at 365 Bay St, Suite 400, Toronto On, M5H 2V1 (the “Company”), and the investor listed on  Schedule 1  attached hereto (who shall execute this Agreement and who are collectively referred to as the “Investor”), Investor, acting as Mondial Ventures, Inc., herewith assign this Oil and Gas Purchase and Development Agreement, along with all extensions, modifications and amendments, to the Company.

THIS AGREEMENT IS SUBJECT TO CONTINUED LEASE EXTENSIONS, ACCEPTABLE CURITIVE REMEDIES

AND AVAILABILITY FOR 100% WORKING INTERESTS,

        Agreed this 21st day of January, 2014 by the undersigned:

Mondial Ventures, Inc.

/s/Dennis R Alexander

Dennis R Alexander

President and CEO

Assignment Further Acknowledged and Approved By:

Energy Producers, Inc., a wholly owned

Subsidiary of EGPI Firecreek, Inc.

/s/Dennis R Alexander

Dennis R. Alexander

President

[CONTINUED ON NEXT PAGE – INTENTIONALLY LEFT BLANK]

OIL AND GAS PURCHASE AND DEVELOPMENT AGREEMENT

Definitive Short Form Agreement

THIS (the “Definitive Short Form Agreement”), dated effective as of October 30, 2012, by and among EGPI FIRECREEK, INC., a Nevada corporation, through its wholly owned subsidiary Energy Producers, Inc., located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (“FIRECREEK”, “Assignor”, “Rights Holder”, “Option Holder”), and CUBO Energy, PLC’s nominee / assignee, Mondial Ventures Inc., a public limited corporation organized under the state of Nevada, USA, with its principal place of business located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (“MNVN”, “Assignee”, or “Participant”), (Firecreek, MNVN are collectively referred to herein as the “PARTIES”).

WHEREAS the parties previously entered into a “Letter of Intent”, dated as of March 31, 2012, by and among EGPI FIRECREEK, INC., a Nevada corporation, through its wholly owned subsidiary Energy Producers, Inc., located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 and CUBO Energy, PLC and or its nominee / assignee, a public limited corporation organized under the laws of Great Britain with its principal place of business located at Thames House, Portsmouth Road Esher Surrey, KT10 9AD United Kingdom, and

WHEREAS the parties agree herewith that i) the Letter of Intent is effectively extended through the date of effectiveness of this Definitive Short Form Agreement and ii) CUBO Energy, PLC has elected its nominee / assignee to be Mondial Ventures, Inc.

RECITALS

Preamble: This Definitive Short Form Agreement is agreed to be expanded into the long form agreement to be completed and signed off by the parties by November 4, 3012 which may be mutually extended by the parties signed and in writing and attached for reference hereto.

1.      December 31, 2009, Firecreek, through its wholly owned subsidiary Energy Producers, Inc. (“Energy Producers” or “EPI”) closed an Acquisition Agreement including an Assignment of Interests in Oil and Gas Leases (the “Assignment”), with Whitt Oil & Gas, Inc., (“Whitt” or “Operator”) a Texas corporation acquiring 50% working interests and corresponding 32% net revenue interests in oil and gas leases representing the aggregate total of 240 acre leases, reserves, three wells, and equipment located in Callahan, Stephens, and Shakelford Counties, West Central Texas.

2.      Firecreek proposes initially to undertake with MNVN as follows: prepare to contract for a 3-D Seismic contract covering the Boyette property in Shackelford County, Texas. The seismic study will focus on specific Barnett Shale formation characteristics that will assist in the drilling of one and possibly two Barnett horizontal wells or an equivalent of up to eight vertical wells on the Boyette lease at a proposed initial depth of approximately 5,200’ to 5,500’ feet. There have been recent Barnett wells in the area that have been productive in the oil segment or phase of the Barnett Shale that have justified the seismic study. The onsite seismic work is expected to commence within 90 days.

3.      Price contributed by MNVN for the initial 3-D Seismic study and proposed herewith to buy out 50% partner interests, and other costs with re engaged start up activities: $175,000 of which $10,000 has been received by Firecreek as a deposit to date thereby leaving a balance of $165,000 due.

4.      On successful seismic testing anticipated AFE for Barnet Horizontal Well program would be estimated to be $750,000 per horizontal well. A two well objective upon stabilization of the two planned wells would be 80 to 100 BOPD. Firecreek to come to terms of agreement regarding financing for the proposed drilling and development should the parties agree to further move forward after the Seismic study.

5.      Miscellaneous.

Historical Information Regarding Oil and Gas Interests

On December 22, 2009, the Company through its wholly owned subsidiary Energy Producers, Inc. entered into an Agreement for the Assignment of Interests in Oil and Gas Leases (“Assignment”), with Whitt Oil & Gas, Inc., (“Whitt”) a Texas corporation acquiring 50% working interests and corresponding 32% net revenue interests in oil and gas leases, reserves, and equipment. The leases, equipment, and a turnkey work program relate to three wells located on the leases representing the aggregate total of 240 Acres in Shackelford, Callahan, and Stephens counties, West Central Texas. The program also includes the right but not the obligation to drill four more wells in the future. The acquired leases and the property to which they relate are identified below:

i.            That certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Eugene Bell, Lessor, and E & D Bell, LLC, Lessee and that certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Harold Elledge, Lessor, and E & D Bell, LLC, Lessee each covering the following two (2) parcels of land in Callahan County, Texas:

Tract I: Being 40 acres as near as is practicable in the form of a square around the LCS Production of McWhorter #1 well, Callahan County, Texas.

Tract II: Being 40 acres as near as is practicable in the form of a square around the Ratex Energy, Inc. No. 3 Young well, Callahan County, Texas.

ii.           Those two certain Oil and Gas Leases dated December 18, 2009, by and between Juanita B. Boyett Trust, Jearl Silas Boyett, Executor, Lessor, and Whitt Oil &. Gas, Inc., Lessee, to the extent, and to the extent only, that said lease covers all of the Southeast One-fourth (SE/4) of Section 55, B.A.L., A-2746, Stephens and Shackelford Counties, Texas.

The following wells are located on the leases identified, above:

1.	McWhorter No. Well, Texas Lease I.D. 27348, Callahan County, Texas.

2.	Young No. 3 Well, Texas Lease I.D. 26519, Callahan County, Texas.

3.	Boyett Well, Texas, API #42-417-37567, Shackelford County, Texas.

A mineral interest is the ownership of rights to gas, oil, or other minerals as they naturally occur in place, at or below the surface of a tract of land. Ownership of the minerals carries with it the right to make such reasonable use of the surface as may be necessary to explore for and produce the minerals. Only the mineral owner (or fee owner) may execute an oil or gas lease conveying his interest in a tract of land. Severance: The owner of all rights to a tract of land (vertically or horizontally). In horizontal severance, for example, if he chooses to sell all or part of the mineral rights, two distinct estates are created: the surface rights to the tract of land and the mineral rights to the same tract. The two estates may change hands independently of each other. Severed minerals rights may be restricted as to mineral type, or limited by depth, (in which case the landowner retains the rights to minerals other than those severed, and to depth intervals other than those severed.)

The Company attempts to maintain all of its operating wells in good working condition. Whitt Oil and Gas, Inc. (Whitt) a Texas corporation, and licensed operator, is familiar with the oil and gas business in the area. Whitt will operate the Company’s interests in the properties overseeing production and maintenance activities for its oil wells, equipment and other development activities for the leases.

The Material terms of the Operating Agreement with the Company include:

Whitt is an independent contractor and operates the subject properties on a contract basis pursuant to the AAPL form operating agreement according to our share of Working Interests (50%) with a $350 per producing well per month overhead fee and $250.00 pumper fee per well (presently for 3 wells) respectively plus electricity and other intangible repair items. All other charges whether by Whitt, an affiliate of Whitt or third parties will be the responsibility of the working interest owners of the properties. Whitt will furnish the monthly Lease Operation Expense and various activity reports to the Company’s wholly owned subsidiary Energy Producers, Inc. Upon successful commencement of production, run checks (payments) expected from future sales of oil and gas are to be sent to the operator from the purchasers for oil and gas produced. Conoco is initially designated as the gatherer for the oil. Whitt is to administrate monthly activities, and after payment of management, consulting, and lease-operating expenses (LOE’s), it collects and compiles the Joint Interest Billing (JIB) Statements and prepares certain reports and financial statements related to production income and expenses for monthly delivery to Company’s accounting for compilation along with its share of the payment to be received according to its interests.

6.
If and or where applicable, if any, the Parties are executing and delivering this LOI, as or if applicable, in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

7.	Representations and Warranties to be determined and agreed by the Parties.

8.	Subject to: completing due diligence, the formal and final approvals of the Board of Directors of Firecreek, MNVN, and requisite third party approvals, as and if required.

9.	Capital structures for Firecreek and MNVN to be disclosed.

10.	Press release allowable with consent of both Firecreek and MNVN Principle Executive Officers.

11.	Current Report on Form 8-k is agreed to be filed with SEC by Firecreek on completion of the final formal Agreement, when completed.

12.	Laws of the State of Nevada USA shall govern.

If the terms of this Definitive Short Form Agreement are understood please indicate by signing below.

EGPI FIRECREEK, INC.

By: /s/Dennis R Alexander
---------------------------------
Name: Dennis R Alexander
---------------------------------
Title: CEO
---------------------------------

MONDIAL VENTURES, INC. , (CUBO ENERGY, PLC NOMINEE / ASSIGNEE)

By: /s/Dennis R Alexander
---------------------------------
Name: Dennis R Alexander
---------------------------------
Title: CEO
---------------------------------

ACKNOWLEDGED AND APPROVED BY:
CUBO ENERGY, PLC., ASSIGNOR TO MONDIAL VENTURES, INC.

By:/s/Brian Kennedy
---------------------------------
Name: Brian Kennedy
---------------------------------
Title : President
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SCHEDULES AND EXHIBITS AS APPLICABLE [TO BE PROVIDED]